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                                                                EXHIBIT 23.1




                       CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 33-39649) pertaining to the 1990
Stock Option Plan of ALC Communications Corporation and to the incorporation by reference in that Registration Statement and in the Registration Statements, (Form S-8 No. 33-13624) pertaining to the 1986 Option Plan and (Form S-8 No. 33-25737) pertaining to the Amendment to the 1986 Option Plan of ALC Communications Corporation and in the related Prospectuses of our report dated January 25, 1994, with respect to the consolidated financial statements and schedules of ALC Communications Corporation included in the Annual Report (Form 10-K) for the year ended December 31,1993.



Detroit, Michigan
March 29, 1994